EX. 10.4



                                    SUBLEASE

     This sublease is made this ______ day of March, 1999 by and between HBO & Company of georgia, a Georgia corporation ("Sublandlord"), and OPTIO SOFTWARE, INC., a Georgia corporation ("Subtenant").

                                   WITNESSETH:

1.   RECITALS. This Sublease is made with reference to the following facts:

            1.1. CK Windward #2, LLC, as landlord, predecessor in interest to Gateway Windward, Inc., a Delaware corporation ("Master Landlord") and IMNET Systems, Inc., predecessor in interest to Sublandlord, as tenant, entered into that certain Office Lease Agreement dated April 3, 1996 (established pursuant to that certain estoppel letter dated April 8, 1998 executed by Imnet Systems, Inc. in favor of Gateway Windward, Inc.), as amended by that certain First Amendment to Lease dated August 26, 1996, as further amended by that certain Second Amendment to Lease dated July 1, 1997, copies of which are attached hereto as EXHIBIT "A" (collectively, the "Master Lease") containing approximately 118,144 rentable square feet (the "Master Premises") located at Windward Parkway, Alpharetta, GA, and commonly known as Windward Fairways II (the "Building").

            1.2. Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord the premises described in Paragraph 2.2 of this Sublease (the "Subleased Premises") on the terms and conditions contained in this Sublease.

2.   BASIC SUBLEASE PROVISIONS.

     2.1. SUBLEASED PREMISES: 61,921 rentable square feet ("rsf") of the Building, as described below and as more particularly shown on EXHIBIT "B" attached hereto.


                   First Floor                      10,866 rsf

                   First Floor                       1,079 rsf

                   Second Floor                     24,988 rsf

                   Sixth Floor                      24,988 rsf

                   Total                            61,921 rsf

     2.2. SUBTENANT'S PROPORTIONATE SHARE: The term "Subtenant's Proportionate Share" shall mean and refer to a fraction, the numerator of which is the number of square feet of rentable area in the Subleased Premises and the denominator of which is the number of square feet of rentable area in the Building. Subtenant's Proportionate Share is 45.88% on the date of this Sublease.

     2.3. COMMENCEMENT DATE: November 1, 1999

     2.4. EXPIRATION DATE: December 31, 2006

     2.5. MONUMENT SIGNS: Sublandlord agrees that for so long as Subtenant leases and occupies at least one full floor in the Building, Subtenant shall have the right, at Subtenant's sole cost and expense, but at no additional rental, to place identification signage on the existing monument sign at or near the main entrance to the parking area for the Building which is located on Windward Parkway. Such signage shall allow Subtenant to have its identification at the top of the monument sign. Subtenant shall also have the right to sole use of the monument sign immediately adjacent to the building. All signage shall be subject to the prior approval of Master Landlord in accordance with the terms contained herein and shall comply with all applicable governmental and association regulations governing signage.

     2.6. RENT:

     (a)  BASIC MONTHLY RENT. Basic Monthly Rent shall be payable as follows:


                           Period                             $/S.F.           Annually              Monthly
                           ------                             ------           --------              ---------
     November 1, 1999 - October 31, 2000                     $   18.00       $ 1,114,578.00         $  92,881.50
     November 1, 2000 - October 31, 2001                     $   18.25       $ 1,130,058.25         $  94,171.52
     November 1, 2001 - October 31, 2002                     $   18.54       $ 1,148,015.34         $  95,667.95
     November 1, 2002 - October 31, 2003                     $   18.77       $ 1,162,257.17         $  96,854.76
     November 1, 2003 - October 31, 2004                     $   19.04       $ 1,178,975.84         $  98,247.99
     November 1, 2004 - October 31, 2005                     $   19.31       $ 1,195,694.51         $  99,641.21
     November 1, 2005 - October 31, 2006                     $   19.59       $ 1,213,032.39         $ 101,086.03
     November 1, 2006 - December 31, 2006                    $   19.87       $ 1,230,370.27         $ 102,530.86

            All rent shall be paid without demand, deduction set-off or counterclaim, in advance of the first (1st) day of each calendar month during the term of this Sublease, and in the event of a partial rental month, rent shall be prorated on the basis of a thirty (30) day month.

            (b) ADDITIONAL RENT. Subtenant shall pay as additional rent to Sublandlord with the next installment of rent due after Subtenant's receipt of written demand therefor, the following:

               (i) Subtenant agrees to pay all Direct Operating Expenses attributable to the Subleased Premises based upon Subtenant's Proportionate Share (as defined above) in excess of $5.39 per rentable square feet per annum ("Base Year"). Subtenant acknowledges that Sublandlord's Base Year (as defined in the Master Lease) is $5.21 per rentable square feet per annum. Sublandlord and Subtenant agree to make adjustments and reconcile the Direct Operating Expenses in accordance with the terms of Section 2(c) of the Master Lease.

               (ii) All other amounts payable by Sublandlord under the Master Lease (other than Sublandlord's obligations to pay basic rental, Direct Operating Expenses) which are attributable to the Subleased Premises under this Sublease or attributable to Subtenant, its agents, employees, customers or invitees. By way of example and not by way of limitation, costs incurred by Sublandlord or Master Landlord in repairing damage to the Building caused by an employee of Subtenant, increased insurance premiums due as a result of Subtenant's use of the Subleased Premises, and amounts expended or incurred by Sublandlord or Master Landlord on account of any default by Subtenant which gives rise to a default under the Master Lease would be amounts payable by Subtenant pursuant to this section.

     2.7. PERMITTED USE: General Office uses and no other. Subtenant shall not use or permit the use of the Subleased Premises for any use prohibited by or under the Master Lease.

     2.8. LATE CHARGES: The parties agree that late payments by Subtenant to Sublandlord of rent will cause Sublandlord to incur costs not contemplated by this Sublease, the amount of which is extremely difficult to ascertain. Therefore, the parties agree that if any installment of rent is not received by Sublandlord within five (5) days after rent is due, Subtenant will pay to Sublandlord a sum equal to 5% of the monthly rent as a late charge.

     2.9. DELIVERY OF SUBLEASED PREMISES.

            (a) ACCEPTANCE OF SUBLEASED PREMISES: Except as otherwise expressly provided herein to the contrary, Subtenant agrees to accept the Subleased Premises in an "as is" condition. Sublandlord covenants and agrees that the Subleased Premises shall be in substantially the same condition on the Commencement Date as it is on the Execution Date, subject to normal wear and tear and further subject to construction of the Tenant Improvements as set forth below. Subtenant shall, prior to delivery of possession of the Subleased Premises, inspect the Subleased Premises and become thoroughly acquainted with their condition, and acknowledges that the taking of possession of the Subleased Premises by Subtenant shall be conclusive evidence that the Subleased Premises were in good and satisfactory condition at the time such possession was so taken. Subtenant specifically agrees that Sublandlord has no duty to make any disclosures concerning the condition of the Building and the Subleased Premises and/or the fitness of the Building and the Subleased Premises for Subtenant's intended use and the Subtenant expressly waives any duty which Sublandlord might have to make any such disclosures. Subtenant shall comply with all laws and regulations relating to the use or occupancy of the Subleased Premises, including, without limitation, making structural alterations or providing auxiliary aide and services to the Subleased Premises as required by the Americans with Disabilities Act of 1990, 42 U.S.C. ss. 12101 ET SEQ. (the "ADA").

            (b) SECURITY SYSTEM. Sublandlord agrees to leave the existing card readers used in connection with the Sublandlord's security system (the "Card Readers") in the Premises. Subtenant, at its sole cost and expense, shall be solely responsible for causing the partitioning of the Card Readers from Sublandlord's existing security system, activating the Card Readers for use by Subtenant, and any related work required for Subtenant to utilize the Card Readers without effecting the security of the Remaining Space (as hereinafter defined).

     2.10. SUBTENANT ALLOWANCE.

            (a) SUBLANDLORD'S WORK/SUBTENANT ALLOWANCE. Sublandlord shall deliver the Subleased Premises to Subtenant with the demising walls constructed, new carpet installed, alterations and improvements, but excluding furniture and furnishings or other personal property

(the "Improvements") as set forth in the plans and specifications attached hereto as EXHIBIT "C" and incorporated herein by this reference (the "Plans and Specifications") and in accordance with that certain work letter attached hereto as EXHIBIT "D" ("Work Letter"), subject to Sublandlord's obtaining all required approvals therefor (said construction being hereinafter defined as "Sublandlord's Work"). Sublandlord shall provide Subtenant with an improvement allowance of up to $170,000.00 and an architectural and engineering allowance in the amount of up to $35,500 (collectively referred to herein as the "Subtenant Allowance") to be applied to the Sublandlord's Work. Any and all excess amount of the Subtenant Allowance remaining after completion of the Sublandlord's Work shall be the sole property of Sublandlord and Subtenant shall have no claim thereto. In the event that the cost of Sublandlord's Work exceeds the amount of the Subtenant Allowance, Subtenant shall pay to Sublandlord, within ten (10) days after receipt of written demand from Sublandlord, the amount by which the cost of Sublandlord's Work exceeded the Subtenant Allowance (the "Cost Differential"), which demand shall be accompanied by an invoice or invoices from the contractor(s) performing the work showing the total amount due for Sublandlord's Work. Pursuant to the Bid (as hereinafter defined), the Cost Differential shall be $37,243.00, subject to any increases arising from Subtenant's requested change orders. The Cost Differential shall be due and owing to Sublandlord as Additional Rent.

            The Sublease shall be contingent upon Sublandlord entering into a construction contract with Sherwood & Associates, Inc. ("Contractor") based upon the construction bid dated March 16, 1999 attached hereto as EXHIBIT "E" (the "Bid") which is hereby approved by Sublandlord and Subtenant.

     2.11. NOTICES. Address for payment of rent and notices:

            Sublandlord:                            Subtenant:

            HBO & Company of Georgia                Optio Software, Inc.
            301 Perimeter Center North              4800 River Green Parkway
            Atlanta, Georgia  30346                 Duluth, GA 30096
            Attn: Tom LaDue                         Attn:  Barron Hughes
            Phone: 770/399-2643                     Phone:   770/283-8504
            Facsimile: 770/393-6092                 Facsimile: 770/283-8699


            Notices shall be deemed properly delivered and received (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other nationally recognized overnight courier; or (iii) the same day when sent by confirmed facsimile with a copy sent by Federal Express or other nationally recognized overnight courier.

     2.12. SECURITY DEPOSIT: Upon Subtenant's execution hereof, Subtenant shall deposit with Sublandlord a security deposit in the amount of Ninety One Thousand Two Hundred Sixty Three and 00/100 Dollars ($91,263.00) ("Security Deposit"), as security for Subtenant's faithful performance of Subtenant's obligations hereunder. If Subtenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any rent or other charge in default or for the payment of any other sum which Sublandlord incurs by reason of Subtenant's default, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after written demand therefore deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its full amount and Subtenant's failure to do so shall be a material breach of this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts. If Subtenant performs all of Subtenant's obligations hereunder, the Security Deposit, or so much thereof as has not been used or applied by Sublandlord, shall be returned, to Subtenant (or at Subtenant's option, to the last assignee, if any, of Subtenant's interest hereunder) at the expiration of the term hereof, and after Subtenant has vacated the Subleased Premises. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Any deposit under the Master Lease which may be returned by the Master Landlord shall be the property of Sublandlord.

     2.13. BROKER: Cushman & Wakefield is being paid a commission by Sublandlord pursuant to a separate written agreement.

3. MASTER LEASE. All of the Paragraphs of the Master Lease are incorporated into this Sublease as if fully set forth in this Sublease as they apply to the Subleased Premises. All capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Master Lease.

     3.1. CONFLICTS. If any provisions of this Sublease conflict with any portion of the Master Lease as incorporated herein, the terms of this Sublease shall govern.

     3.2. ASSUMPTION. Subtenant hereby assumes, agrees to and shall perform in favor of Sublandlord all obligations of Sublandlord as Tenant under the Master Lease with respect to the Subleased Premises (as defined in this Sublease), except for (i) Sublandlord's obligation to pay basic rental, (ii) Sublandlord's obligation to pay its share of Direct Operating Expenses.

     3.3. NO VIOLATIONS. Subtenant shall not do or permit to be done anything which would constitute a violation or breach of any of the terms, conditions or provisions of the Master Lease or which would cause the Master Lease to be terminated or forfeited by virtue of any risks of termination or forfeiture reserved by or vested in Master Landlord, and Subtenant acknowledges and agrees that it shall comply with the Master Lease to the extent that all provisions therein apply to the Subleased Premises and Subtenant's conduct and operating of business with the Subleased Premises.

     3.4. TERMINATION OF MASTER LEASE. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved from all liabilities and obligations under this Sublease; except that if this Sublease terminates as a result of a default of one of the parties under this Sublease or the Master Lease, the defaulting party shall be liable to the non-defaulting party for all damage suffered by the non-defaulting party as a result of the termination.

     3.5. MASTER LEASE/SUBLANDLORD DUTIES. Sublandlord shall not do or permit to be done anything which would constitute a violation or breach of any of the terms, conditions or provisions of the Master Lease as it applies to the Premises or which would cause the Master Lease, as it applies to the Premises, to be terminated or forfeited by virtue of any risks of termination or forfeiture reserved by or vested in Master Landlord. With respect to work, services, repairs and restoration or the performance of other obligations required of Master Landlord under the Master Lease, Sublandlord, upon written request from Subtenant, shall use diligent efforts to enforce Landlord's obligations under the Master Lease; it being acknowledged and agreed by Sublandlord that diligent efforts shall include, among other things, litigation filed against Master Landlord at the sole cost and expense of Subtenant if, following Sublandlord's attempts to enforce Master Landlord's obligations through other means, Master Landlord has failed to honor its obligations. Sublandlord agrees that it will commence litigation against Master Landlord upon notice from Subtenant that Master Landlord has failed to cure a default within thirty (30) days after written notice of same. Subtenant shall cooperate with Sublandlord as may be required to obtain from Master Landlord any such work, services, repairs, restoration, the provision of utilities, elevator or HVAC services, or the performance of any of Master Landlord's other obligations under the Master Lease. Provided that Sublandlord has used such diligent efforts, Sublandlord shall not be liable in damages, nor shall rent abate hereunder (except to the extent of rent abatement under the Master Lease), for or on account of any failure by Master Landlord to perform the obligations and duties imposed on it under the Master Lease so long as such failure is not a result of any action or inaction of Sublandlord. Notwithstanding the foregoing, Sublandlord shall be liable for actual damages to Subtenant in the event that Sublandlord has failed to use diligent efforts as required in this Section 3.5.

     3.6. SERVICES. With respect to work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of other obligations required by Master Landlord under the Master Lease, Sublandlord's sole obligation with respect thereto shall be to request the same, on request in writing by Subtenant, and to use reasonable efforts to obtain the same from Master Landlord. Subtenant shall cooperate with Sublandlord as may be required to obtain from Master Landlord any such work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of any of Master Landlord's other obligations under the Master Lease.

4. SUBTENANT'S PERFORMANCE UNDER MASTER LEASE. At any time and on reasonable prior notice to Subtenant, Sublandlord can elect to require Subtenant to, and Subtenant shall, perform its obligations under this Sublease directly to Master Landlord. Subtenant shall send to Sublandlord, within five (5) days of receipt, or sending copies of all notices and other communications it shall send to and receive from Master Landlord.

5. COVENANT OF QUIET ENJOYMENT. Sublandlord represents that the Master Lease is in full force and effect and that there are no defaults on Sublandlord's part under it as of the Commencement Date set forth in Paragraph 2.3 above. Subject to this Sublease terminating as provided in the Master Lease, Sublandlord represents that if Subtenant performs all the provisions in this Sublease to be performed by Subtenant, Subtenant shall have and enjoy throughout the term of this Sublease the quiet and undisturbed possession of the Subleased Premises. Sublandlord shall have the right to enter the Subleased Premises at any time, in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Subleased Premises and for verifying compliance by Subtenant with this Sublease and the Master Lease and to permit Sublandlord to perform its obligations under this Sublease and the Master Lease.

6. WAIVER OF CLAIMS AND INDEMNITY.

     (a) Subtenant hereby releases and waives any and all claims against Sublandlord its respective officers, directors, partners, agents and employees for injury or damage to person, property or business sustained in or about the Building or the Subleased Premises by Subtenant other than by reason of the negligence or willful misconduct of Sublandlord, its agents, employees or contractors, and except in any case which would render this release and waiver void under law.

     (b) Subtenant agrees to indemnify, defend and hold harmless Landlord and Sublandlord and each of their respective officers, directors, partners, agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature, including attorneys' fees and litigation expenses, arising from Subtenant's use or occupancy of the Subleased Premises, Subtenant's construction of any leasehold improvements in the Subleased Premises or from any breach or default on the part of Subtenant in the performance of any agreement or covenant of Subtenant to be performed or performed under this Sublease or pursuant to the terms of this Sublease, or from any act or neglect of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Subleased Premises. In case any such proceeding is brought against any of the indemnified parties, Subtenant covenants, if requested by Sublandlord, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to Sublandlord.

     (c) Sublandlord hereby agrees to indemnify, defend and hold harmless Subtenant, its officers, directors, partners, agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature, including attorneys' fees and litigation expenses, arising from any breach or default on the part of Sublandlord in the performance of any agreement or covenant of Sublandlord to be performed or performed under this Sublease or pursuant to the terms of this Sublease, or from any act or neglect of Sublandlord or its agents, officers, employees, guests, servants, invitees or customers, if any, in or about the Premises. In case any such proceeding is brought against Subtenant, Sublandlord covenants, if requested by Subtenant, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to Subtenant.

7. ATTORNEYS' FEES. If there is any legal action or proceeding between Sublandlord and Subtenant to enforce any provision of this Sublease or to protect or establish any right or remedy of either Sublandlord or Subtenant hereunder, the unsuccessful party to such action or proceeding will pay to the prevailing party all costs and expenses, including reasonable attorneys' fees (including allocated costs of Sublandlord's in-house attorneys) incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' fees will be determined by the court handling the proceeding and will be included in and as a part of such judgment.

8. NO ENCUMBRANCE. Subtenant shall not voluntarily or by operation of law mortgage or otherwise encumber all or any part of Subtenant's interest in the Sublease or the Subleased Premises.

9. ASSIGNMENT AND SUBLETTING.

     9.1. Subtenant shall not voluntarily or by operation of law assign this Sublease or any interest therein and shall not sublet the Subleased Premises or any part thereof, or any right or privilege appurtenant thereto, without first obtaining the written consent of Sublandlord and Master Landlord, which consents may not be unreasonably withheld.

     9.2. Any attempted assignment or subletting, without both Sublandlord's and Master Landlord's consent shall be null and void and of no effect. No permitted assignment or subletting of Subtenant's interest in this Sublease, shall relieve Subtenant of its obligations to pay the rent and to perform all the other obligations to be performed by Subtenant hereunder. The acceptance of rent by Sublandlord from any other person shall not be deemed to be waiver by Sublandlord of any provision of this Sublease or to be a consent to any subletting or assignment. Consent to one sublease or assignment shall not be deemed to constitute consent to any subsequent attempted subletting or assignment.

10. MAINTENANCE AND REPAIRS. Subtenant acknowledges that the Subleased Premises are in good order and repair. At all times during the term of this Sublease, Subtenant, at its sole cost and expense, will maintain the Subleased Premises and every part thereof and all equipment, fixtures and improvements therein in good condition and repair. At the end of the term of this Sublease, Subtenant will surrender the Subleased Premises in the same condition as received, normal wear and tear excepted. Within the Subleased Premises, Subtenant shall be responsible for all repairs required to be performed by the Tenant under the Master Lease.

11. INSURANCE. At all times during the term of this Sublease, Subtenant shall, at its sole expense, procure and maintain the following types of insurance coverage (but in no event shall such insurance be of lesser types or in lesser amounts than required by the Master Lease):

     11.1. Comprehensive general liability insurance against any and all damages and liability, including attorneys' fees on account or arising out of injuries to or the death of any person or damage to property, however occasioned, in, on or about the Subleased Premises with at least a single combined liability and property damage limit of $1,000,000. Said policy shall name Sublandlord and Master Landlord as additional insured.

     11.2. Insurance adequate in amount to cover damage to the Subleased Premises including, without limitation, leasehold improvements, trade fixtures, furnishings, equipment, goods and inventory.

     11.3. Employer's liability insurance and worker's compensation insurance as required by applicable law.

     11.4. WAIVER OF SUBROGATION. All such insurance shall be in a form satisfactory to Sublandlord and Master Landlord and carried with companies reasonably acceptable to Sublandlord and Master Landlord. Subtenants shall provide Sublandlord with a certificate of insurance showing Sublandlord and Master Landlord as additional insured. The certificate shall provide for a thirty-day prior written notice to Sublandlord in the event of cancellation or material change of coverage.

     11.5. Sublandlord and Subtenant shall each obtain from their respective insurers under all policies of fire, theft, public liability, workers' compensation and other insurance maintained by either of them at any time during the term hereof insuring or covering the Subleased Premises, a waiver of all rights of subrogation which the insurer of one party might otherwise have, if at all, against the other party.

12. EVENTS OF DEFAULT. If one or more of the following events ("Event of Default") occurs, such occurrence constitutes a breach of this Sublease by
Subtenant:

     12.1. Subtenant abandons or vacates the Subleased Premises; or

     12.2. Subtenant fails to pay any monthly Basic Monthly Rent or Operating Expenses and Taxes, if applicable, as and when the same become due and payable, and such failure continues for more than ten (10) days after such amount is due to Sublandlord; PROVIDED, HOWEVER, the first such failure during any twelve (12) month period shall not constitute a default by Subtenant so long as Subtenant makes each such payment within five (5) days after Sublandlord gives written notice of such failure, it being acknowledged and agreed that any subsequent failure during such twelve (12) month period to make payment of Rent when due shall immediately constitute a default by Subtenant without notice or an opportunity to cure.

     12.3. Subtenant fails to pay any other sum or charge payable by Subtenant hereunder as and when the same becomes due and payable, and such failure continues for more than ten (10) days after Sublandlord gives written notice thereof to Subtenant; or

     12.4. Subtenant fails to perform or observe any other agreement, covenant, condition or provision of this Sublease to be performed or observed by Subtenant as and when performance or observance is due, and such failure continues for more than thirty (30) days after Sublandlord gives written notice thereof to Subtenant, or if the default cannot be cured within said thirty (30) day period and Subtenant fails within said period to commence with due diligence and dispatch the curing of such default or, having so commenced, thereafter fails to prosecute or complete with due diligence and dispatch the curing of such default; or

     12.5. Subtenant (a) files or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (b) makes an assignment for the benefit of its creditors; (c) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; or (d) takes action for the purpose of any of the foregoing; or

     12.6. A court or governmental authority of competent jurisdiction, without consent by Subtenant, enters an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial power of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Subtenant, or if any such petition is filed against Subtenant and such petition is not dismissed within ninety (90) days; or

     12.7. This Sublease or any estate of Subtenant hereunder is levied upon under any attachments or execution and such attachment or execution is not vacated within ninety (90) days.

13. REMEDIES OF SUBLANDLORD ON DEFAULT.

     13.1. In the event of any breach of this Sublease by Subtenant, Sublandlord may, in addition to any or all, or any combination of the remedies afforded Master Landlord under the Master Lease, terminate the Sublease and recover from Subtenant (a) the worth at the time of award of the unpaid rent which was earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of the award exceeds the amount of such rental loss that the Subtenant proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of each rental loss that Subtenant proves could be reasonably avoided; and (d) any other amount necessary to compensate Sublandlord for all detriment proximately caused by Subtenant's failure to perform this obligation under the Lease or which in the ordinary course of things would be likely to result therefrom.

     13.2. Sublandlord may, in the alternative, continue this Sublease in effect, as long as Sublandlord does not terminate Subtenant's right to possession, and Sublandlord may enforce all his rights and remedies under the Sublease, including the right to recover the rent as it becomes due under the Sublease. If said breach of the Sublease continues, Sublandlord may, at any time thereafter, elect to terminate this Sublease. Nothing contained herein shall be deemed to limit any other rights or remedies which Sublandlord may have.

14. ESTOPPEL CERTIFICATES.

     14.1. Subtenant shall at any time upon not less than ten (10) days' prior written notice from Sublandlord execute, acknowledge and deliver to Sublandlord a statement in writing (i) certifying that this Sublease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Sublease, as so modified, is in full force and effect), the amount of any security deposit, and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to Subtenant's knowledge, any uncured defaults on the part of Sublandlord hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Subleased Premises.

     14.2. At Sublandlord's option, Subtenant's failure to deliver such statement within such time shall be conclusive upon Subtenant (i) that this Sublease is in full force and effect, without modification except as may be represented by Sublandlord, (ii) that there are no uncured defaults in Sublandlord's performance, and (iii) that not more than one month's rent has been paid in advance.

     14.3. If the Master Landlord desires to finance, refinance, or sell the Subleased Premises, or an part thereof, Subtenant hereby agrees to deliver to any lender or purchaser designated by Master Landlord such financial statements of Subtenants as may be reasonably required by such lender or purchaser. Such statements shall include the past three (3) years' financial statements of Subtenant.

     14.4. Upon ten (20) days' prior written notice from Subtenant (but not more than frequently than annually, unless in connection with a proposed assignment, sublease or financing transaction by Subtenant), Sublandlord shall execute and deliver to Subtenant in the form attached hereto as EXHIBIT "F" in which any and all blanks shall be completed by Subtenant prior to submitting same to Sublandlord.

15. SUBLANDLORD'S CERTIFICATIONS: Sublandlord hereby certifies that to the best of its knowledge:

     (a) Annexed hereto as EXHIBIT "A" is a true and correct copy of the Master Lease, as amended, there are no other amendments or modifications to the Master Landlord.

     (b) The Master Lease is in full force and effect and, neither Master Landlord nor Sublandlord is in default under the Master Lease and no event has occurred and no condition exists which, with the giving of notice or with the passage of time, or both, will constitute a default under the terms of the Master Lease.

16. REAL ESTATE BROKERS. Each party warrants to the other that there are no brokerage commissions or fees payable in connection with this Sublease except to the brokers set forth herein. Each party further agrees to indemnify and hold the other party harmless, from any cost, liability and expense (including attorney's fees) which the other party may incur as the result of any breach of this Paragraph.

17. CORPORATE AUTHORITY

     If Subtenant signs as a corporation, each of the persons executing this Sublease on behalf of Subtenant does hereby covenant and warrant that Subtenant is a duly authorized and existing corporation, that Subtenant has and is qualified to do business in Georgia, that the corporation has full right and authority to enter into this Sublease, and that the person(s) signing on behalf of the corporation were authorized to do so. Upon Sublandlord's request, Subtenant shall provide Sublandlord with evidence reasonably satisfactory to Sublandlord confirming the forgoing covenants and warranties. If Subtenant signs as any other legal entity, Subtenant shall provide Sublandlord with reasonable evidence of authority.

18. MASTER LANDLORD DEFAULT; CONSENTS. Notwithstanding any provision of this Sublease to the contrary, (a) Sublandlord shall not be liable or responsible in any way for any loss, damage, costs, expense, obligation or liability suffered by Subtenant by reason or as the result of any breach, default or failure to perform by the Master Landlord under the Master Lease, and (b) whenever the consent or approval of Sublandlord and Master Landlord is required for a particular act, event or transaction (i) any such consent or approval by Sublandlord shall be subject to the consent or approval of Master Landlord, and
(ii) should Master Landlord refuse to grant such consent or approval, under all circumstances, Sublandlord shall be released from any obligation to grant its consent or approval.

19. MASTER LANDLORD'S CONSENT. This Sublease is expressly conditioned upon receipt of the written consent of Master Landlord to this Sublease Agreement in the form attached hereto as EXHIBIT "G" within thirty (30) days from the date of this Sublease. The Sublease is further conditioned upon written consent of the Master Landlord of the Sublandlord's Work (which shall include the express approval of the Contractor, the Plans and Specifications and the Construction Documents).

20. RIGHT OF FIRST OFFER. Provided this Sublease is then in full force and effect and Subtenant is in full compliance with the terms and conditions of this Sublease, and there is no further sublease of any portion of the Subleased Premises or assignment of any of Subtenant's interest in the Sublease, Subtenant shall have a right of first offer on the Master Premises, on the following terms and conditions:

            Sublandlord, or Sublandlord's agent, shall give notice to Subtenant of Sublandlord's desire to lease the remaining portion of the Master Premises or any portion thereof ("Remaining Space") to a third-party.

            Sublandlord, or its agent, shall furnish to Subtenant a copy of any sublease proposals sent to prospective subtenants for the Remaining Space ("Sublandlord's Notice"). The Sublandlord's Notice shall be a copy of the sublease proposal containing the basic deal terms, however, any information identifying the prospective subtenant will be redacted.

            Subtenant shall have five (5) business days after Sublandlord's Notice to respond as to whether or not Subtenant desires to lease such Remaining Space on the same terms as set forth in Sublandlord's Notice. If Subtenant elects not to lease the Remaining Space or fails to respond within the five (5) business day period, the Subtenant shall have no further right to lease the Remaining Space unless Sublandlord does not lease the Remaining Space to such prospective subtenant(s).

            The Rent for the Remaining space shall commence on the earlier to occur of (i) the commencement date contained in Sublandlord's Notice or (ii) the date the Subtenant first occupies the Remaining Space.

            Except as expressly set forth to the contrary herein, all other terms and conditions of this Lease shall apply to the Remaining Space, and from and after the date Subtenant elects to lease the Remaining Space, the Remaining Space shall be and shall be deemed to be a part of the Subleased Premises.

     IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.


                                             SUBLANDLORD:
                                             HBO & COMPANY OF GEORGIA, a Georgia
                                             corporation


                                             By:
                                                ---------------------------
                                             Name:
                                                 ---------------------------
                                             Title:
                                                  ---------------------------



                                             SUBTENANT:
                                             OPTIO SOFTWARE, INC., a Georgia
                                             corporation

                                             By:
                                                ---------------------------
                                             Name:
                                                  ---------------------------
                                             Title:
                                                   ---------------------------



                                LIST OF EXHIBITS
Exhibit A                  Master Lease
Exhibit B                  Subleased Premises
Exhibit C                  Plans and Specifications
Exhibit D                  Work Letter
Exhibit E                  Bid
Exhibit F                  Sublandlord's Letter
Exhibit G                  Master Landlord's Consent


                                    EXHIBIT A

                                  MASTER LEASE

                            SECOND AMENDMENT TO LEASE

     THIS Agreement, made and entered into this 1st day of July, _____ by and between CK Windward #2, LLC (hereinafter "Landlord") and IMNET System, Inc. (hereinafter "Tenant").

         WITNESSETH:

         THAT:

WHEREAS, Landlord and Tenant merged into a certain Lease Agreement dated April 3, 1996 as amended by the First Amendment to Lease dated August 26, 1996(hereinafter "Lease") containing approximately 96,281 square feet (hereinafter "Premises") located at Windward Parkway, Alpharetta, GA. and commonly known as Windward Fairways II (the "Building");

     WHEREAS, Landlord and Tenant desire to amend the Lease as hereinafter set forth;

     NOW THEREFORE, in consideration of the mutual agreements of the undersigned and other good and valuable considerations, the Lease is hereby amended effective the date hereof, as follows:

          1. The "Premises" paragraph of page 1 of the Lease is deleted in its entirety and replaced with the following:

         Premises: On the first, second, third and sixth floors of the Building as outlined in red in Exhibits "D-1" through "D-4" attached hereto and made a part of this Lease and a portion of the fourth and fifth floors of the Building as outlined in red in Exhibits "D-5" and "D-6" attached hereto and made a part of this Lease. The rentable area of the Premises for all purposes of this Lease is 118,144 rentable square feet.

          2. The areas outlined in Exhibits "D-5" and "D-6" containing approximately 21_____ rentable square feet shall hereinafter be referred to a the "Expansion Premises".

         3a The Expansion Premises shall be added to the Premises on the Expansion Commencement Date (as hereinafter defined). The Expansion Commencement Date shall be the earlier of: (1) occupancy of the Expansion Premises by Tenant; (2) the date the Expansion Premises have been substantially completed; or (3) October 1, 1997 except for delays caused by Landlord which will serve to postpone the Expansion Commencement Date on a day for day basis.

         3b. Landlord agrees to perform. the work according to the Plans as defined in Paragraph 1 of Exhibit "B-1" to this Lease with diligence, subject to events and delays due to causes beyond its reasonable control. The Premises shall be deemed substantially completed and possession delivered when Landlord has substantially completed the work to be constructed or installed pursuant to the provisions of the Office Lease Improvement Agreement, subject only to the completion of items on the punch list as reasonably determined by landlord and Tenant (and exclusive of the installation of all telephone and other communications facilities and equipment and other finish work to be performed by or for Tenant).

         The taking of possession by Tenant shall be deemed conclusively to establish that the Expansion Premises has been completed in accordance with the plans and specifications and are in good and satisfactory condition as of when possession was so taken.

         4. The monthly rental for the Expansion Premises shall be as follows:

                  MONTHS                                      AMOUNT
                  ------                                      ------
                  Expansion Commencement Date
                  through and including month 60              $36,438

                  month 61 through and including 120          $40,082

         so that, on and as of the Expansion Commencement Date, Paragraph 2(a) is deleted in its entirety and replaced with the following:

          Tenant shall pay to Landlord throughout the term of this Lease monthly rental as follows:

         The base rental rates for the premises shall be as follows:

                  MONTHS                                      AMOUNT
                  ------                                      ------
                  Expansion Commencement Date
                  Through month 60                            $172,836

                  month 60 through 120                        $191,725

         payable in equal monthly rental installments, payable in advance on the first day of each month during every year of the term hereby demised in lawful money of the United States, without deduction or offset whatsoever except as specifically set forth herein to the contrary, to landlord or to such other firm as Landlord may from time to time designate in writing. Said rental is subject to adjustments as provided herein. If the Expansion Commencement Date is on a day other than the first day of a calendar month, the monthly rental for the fractional month shall be appropriately prorated.

          5. Paragraph 3(a) of Exhibit "E", Special Stipulations of the Lease is hereby deleted and replaced with the following:

                    3. Landlord agrees to grant to Tenant the option to expand into either or both of the spaces outlined in red on Exhibits D7 and D8, attached hereto and made a part of this lease under the following terms and conditions:

                    The area outlined in red on Exhibit D7, hereinafter referred to as the First Expansion Option Area, containing a rentable area of approximately 5,671 square feet, is currently leased to a tenant whose lease is scheduled to expire on July 31, 2002. Tenant shall have the right to expend into the Entire First Expansion Option Area, upon such lease expiration, by providing written notice to Landlord no later than October 1, 2001.

                    The area outlined in red on Exhibit D8, hereinafter referred to as the Second Expansion Option Area, containing a rentable area of approximately 5,161 square feet is currently leased to a tenant whose lease is scheduled to expire on May 31, 2002. Tenant shall have the right to ________________ Landlord no later than August 1, 2001.

                    The terms and conditions for such Expansion shall be the same as the then current terms and conditions of the Lease for the remainder of the Premises, except that the Base Rental Rate for such First or Second Expansion Option Areas during months one (1) through sixty (60) of the primary Lease term, will be $20.00 per rentable square feet with a Base Year expense stop, and the Base Rental Rate for such Expansion Space during months sixty-one (61) through one hundred and twenty (120) of the primary Lease term, will be $22 per rentable square feet with a Base Year expense Stop (hereinafter referred to as the "Expansion Rate"). Tenant will receive an Improvement Allowance equal to the amount determined by multiplying (x) the net rentable area of the Expansion Option Area taken by Tenant by (y) $10.00 per net rentable square foot.

     IN WITNESS WHEREOF, the Second Amendment to Lease has been executed as of the date and year first above written.

                                           LANDLORD:
                                           CK Windward #2, LLC

                                           BY:
                                             ------------------------------

                                           ITS:
                                              ------------------------------

                                           TENANT:
                                           IMNET

                                           BY:
                                              ------------------------------

                                           ITS:
                                               ------------------------------